Exhbiit 10.27

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”), dated January 1, 2011 is made by and between Philip Clark (referred to as the “Consultant”), whose address is 1246 Upper Village Dr., Mississauga, Ontario L5E 3H6, and American Rare Earths and Materials, Corp., a Nevada corporation (“Company”), having its principal place of business at 200 Queen’s Quay East, Unit 1, Toronto, Ontario M5A 4K9.

WHEREAS, Consultant has extensive background and knowledge in the area of federal securities laws and regulations related to accounting issues and accounting knowledge;

WHEREAS, Consultant desires to be engaged by Company to provide information, evaluation and consulting services to the Company in his area of knowledge and expertise on the terms and subject to the conditions set forth herein;

WHEREAS, Company is a publicly held corporation with its common stock shares trading on the NASDAQ Over-the-Counter Bulletin Board (OTCBB) market under the ticker symbol “AREM,” and desires to further develop its business; and

WHEREAS, Company desires to engage Consultant to provide information, evaluation and consulting services to the Company in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration for those services Consultant provides to Company, the parties agree as follows:

1.	Agreement. The completed and signed Schedules attached to this agreement shall form part of this agreement and shall be governed by this Agreement, unless otherwise specified on the Schedule.

2.
Services. The Company is retaining the services of the Consultant, to provide consulting services outlined in Schedule A, in accordance with the terms and conditions contained in this Agreement. The Consultant shall provide services in a professional, business-like manner in accordance with applicable law and, if applicable, the company’s workplace policies.  The Company agrees that the Consultant’s services are provided on a best efforts basis within the time constraints of the contract and the Consultant may provide certain recommendations to the Company periodically.

3.
Term. The term of this Agreement will be for the duration outlined in Schedule A unless this Agreement is terminated earlier in accordance with the termination provisions below in this agreement or extended beyond the term upon mutual written agreement of both Parties. If this Agreement has not been terminated prior to the end of the Term and has not been renewed, it expires at the end of the Term with no obligation whatsoever on the part of either Party.

4.
Fees. The fees shall be as outlined in Schedule B. For greater certainty, the company shall not be liable to provide or pay for any benefits (other than statutory benefits such as CPP and EI), such as, health, dental or worker’s compensation insurance coverage, pension contributions, vacation time or vacation pay, overtime pay, sick leave or emergency leave on account of the Consultant or termination or severance pay, and the Consultant acknowledges that it is not entitled to any of the foregoing benefits.

5.
Business Expenses. The company shall reimburse the Consultant for reasonable and necessary expenses incurred by the Consultant, which have been pre-authorized by the company. For greater certainty, the company will not reimburse the Company for expenses related to a home office, tools and equipment, travel to and from the Consultant’s residence and the Company’s place of business.

6.
Indemnification. The Company will extend any and all indemnification rights and Directors and Officers insurance coverage to the Consultant in his capacity of Chief Financial Officer as allowed by law.

7.
Limitation of Liability. Consultant shall have no liability with respect to Consultant’s obligations under this Agreement or otherwise for consequential, exemplary, special, incidental, or punitive damages even if Consultant has been advised of the possibility of such damages. In any event, the liability of Consultant to Company for any reason and upon any cause of action, regardless of the form in which the legal or equitable action may be brought, including, without limitation, any action in tort or contract, shall not exceed ten percent (10%) of the fee paid by Company to Consultant for the specific service provided that is in question.

8.	Termination of Agreement. This agreement may be terminated before the end of the original term by either party by any of the following events:

i)	Two weeks written or verbal notice by either Party to the other, which may be effective immediately or termination effective a mutually agreeable date or

ii)	Upon the bankruptcy or insolvency of either Party; or

iii)	Upon the death or incapacity of the Consultant.

9.
Intellectual and Proprietary Rights. The Consultant recognizes that all rights, including, without limitation, all intellectual and other proprietary rights, and documentation related thereto, which have been provided by the Company to the Consultant in connection with the performance of any of the services, are owned and shall continue to be owned by the Company. The Company also recognizes agrees further that all intellectual and other proprietary rights, in and to any methods, systems, inventions, concepts, ideas, know-how, data and databases, technology, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by as well as any and all material, documentation, information and goods of the company, which have been created or developed by the Consultant in connection with the performance of the services shall enure to the benefit of the Company.

10.
 Confidentiality. The Consultant further acknowledges that in the course of providing services under this Agreement he may acquire information confidential to the company which information is the property of the company. As such, the Consultant agrees to treat as confidential and not to use or disclose any such information, except as necessary in the performance of services for the company.

11.	Assignment. This Agreement is not assignable without the Company’s prior written consent.

12.	Governing Law. The Parties agree that this Agreement shall be governed by the laws of the Province of Ontario.

/s/Nataliya Hearn	/s/ Philip Clark
Name: Nataliya Hearn	Name: Philip Clark
Title: CEO	Title: Chief Financial Officer

American Rare Earths and Materials, Corp.	American Rare Earths and Materials, Corp.

January 3, 2011

Schedule A

Consulting Services

Provide services related to and customary to that of a person serving in Chief Financial Officer position, as well as, services related to Securities and Exchange Commission filings and assist in such filings for the next 12 months commencing on January 1, 2011.

All services below are provided on a best efforts basis within the time constraints of this contract. The following functions provide a general understanding of the general services to be provided.  Significant deviation from these listed functions will be mutually agreed upon by both parties and documented accordingly.

-	Oversee US and Canadian Tax filings

-	Setting up accounting structures and processes, including training of staff and/or assist in acquiring the right skill sets in accounting resources

-	Preparation of budgets and analyze operational expenses against budgets

-	Recommend policies and procedures for control of operational expenses

-	Provide guidance on processes for SOX compliance

-	Assist CEO in negotiations with banking and financing negotiations

-	Assist CEO in analysis of possible M&A

-	Work with Auditors to prepare required financial analysis and schedules

Every effort will be made by the Company to provide the Consultant’s services for the duration of the aforementioned term.  If, due to unavoidable circumstances, the Consultant cannot complete the aforementioned term in its entirety, Section 12 in the Consulting Services will apply.  At termination, all compensation and incentives due for services will be settled per Schedule B.

Schedule B

Services Fee schedule

The following compensation is based on assumption that the services performed shall be approximately two days a week.  The workload will be reviewed every 3-months.  Should it be determined that the workload average is more than two days per week, the parties shall renegotiate the compensation package.

Compensation shall be paid as follows:

1)	Monthly cash fee (excluding additional time for significant special projects addressed below):

$3,000 (three thousand) CAD per month payable semi-monthly through the AREM payroll system

2)	Deferred cash fee (excluding additional time for significant special projects addressed below):

$6,500 (six thousand five hundred) USD per month payable in cash, shares of common stock or warrants at the option of the Consultant.  The value of the shares of common stock will be determined by the average closing price 5 days immediately before payment. The unpaid portion of the deferred cash fee shall accumulate in a separate account in the accounting records of AREM to the credit of Philip Clark for his services as Chief Financial Officer.

The current quarterly deferred cash fee of $19,500 USD (3 months * $6,500 USD per month) will not be payable if the Consultant terminates this Agreement in accordance with Para. 8(i) and does not complete SEC filing due (e.g. Form 10-Q, 10-K) for that quarter.

The exercise price of the warrants issued on February 17, 2010, April 1, 2010 and October 1, 2010 to Dorset Solution Inc. shall be reset to the closing price of AREM shares of common stock effective and on January 3, 2011 of $0.29 per share.  All other terms of the warrants will remain unchanged.

In addition to the monthly cash fee and deferred cash fee, the Consultant is also entitled to the stock option plan set by the Board for the Officers of the Company.

Compensation for any additional time required for special projects and/or anomalies in the listed functions will be mutually agreed between both parties. For further clarification, compensation of additional time spent on special significant projects (e.g. M&A due diligence, integration, strategic plan, etc) is subject to additional compensation to be mutually agreed by both parties.

Should significant changes arise in the operations of the Company’s operations that change the scope of the services during the term or for continuance subsequent to the end of the term, the parties may enter into discussions to mutually agree to change the aforementioned fee schedule.

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